Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

ICOS Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-63790 and 333-108641) on Form S-3 and (Nos. 33-48401, 33-80680, 33-64762, 333-08485, 333-78315, 333-72564 and 333-98071) on Form S-8 of ICOS Corporation of our report dated January 23, 2004, with respect to the consolidated balance sheets of ICOS Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of ICOS Corporation.

/s/ KPMG LLP

Seattle, Washington

March 12, 2004